Exhibit 10.12

Double Eagle II Airport
Ground Lease

Utilicraft Aerospace Industries, Inc.

Table of Contents

Section 1.	Recitals
Section 2.	Definitions
Section 3.	Term
Section 4.	Premises
Section 5.	Use of Premises
	5.1	Limited Use
	5.2	Termination of Use
	5.3	Warranties of Tenant
Section 6.	First Refusal Right
	6.1	Exercise of First Refusal Right
	6.2	Termination of First Refusal Right
Section 7.	Rents and Fees
	7.1	Ground Rent
	7.2	Ground Rent Adjustment
	7.3	Total City Expenses Fee
	7.4	Other Airport Fees
	7.5	Rents and Fees Prorated
	7.6	Place of Payment
	7.7	Late Payment Fees
Section 8.	Security Deposit
Section 9.	Insurance
	9.1	General Requirements
	9.2	Approval of Insurance
	9.3	Commercial General Liability Including Automobile
	9.4	All Risk Property Coverage
	9.5	Environmental Impairment Liability
	9.6	Contractor Bond and Insurance
	9.7	Builders Risk Insurance
	9.8	Additional Insured
	9.9	Workers’ Compensation Insurance
	9.10	Self-Insurance Retention/Deductible
	9.11	Additional Requirements
	9.12	Failure to Maintain Insurance
Section 10.	Other Agreements
	10.1	AOA Agreement

	10.2	Concession Agreement
Section 11.	Termination of Lease
	11.1	Termination by City: 15-Day Cure Period
	11.2	Termination by City: 30-Day Cure Period
	11.3	Termination by Tenant: 30-Day Cure Period
Section 12.	Financial Responsibility
	12.1	Taxes, License, Debts
	12.2	Tax Payment Verification
	12.3	Liens
Section 13.	Performance by City Upon Failure by Tenant
Section 14.	Construction of Improvements
	14.1	Improvements
	14.2	Approval by Director
	14.3	Construction Plans and Specifications
	14.4	Permits, License, and Approvals
	14.5	Notice to Proceed, Construction Bonds, and Insurance
	14.6	Contractor Indemnification
	14.7	Coordination of Construction
	14.8	Delay in Completion
	14.9	Certificate of Occupancy
	14.10	As-built/Certified Drawings
	14.11	Improvements by Tenant to Remain Throughout Term
	14.12	Ownership of Improvements
	14.13	Removal of Unapproved Improvements
	14.14	Future Improvements
Section 15.	Tenant Equipment
	15.1	Provision of Tenant Equipment
	15.2	Installation/Construction of Tenant Equipment
	15.3	Installation/Construction Bonds
	15.4	Installation/Construction Indemnification
	15.5	Ownership of Tenant Equipment
Section 16.	Operational Requirements
Section 17.	Maintenance by City
Section 18.	Maintenance and Utilities by Tenant
	18.1	Operational Maintenance
	18.2	Improvement Maintenance
	18.3	Janitorial Maintenance
	18.4	Utilities
Section 19.	Tenant Improvements and Personal Property
	19.1	Tenant Improvements
	19.2	Personal Property
Section 20.	Surrender of Premises
	20.1	Removal of Personal Property

	20.2	Removal Damages
	20.3	Ownership of Fixtures Not Removed
Section 21.	Signs
	21.1	Criteria
	21.2	Installation
	21.3	Removal
	21.4	Signage Indemnification
Section 22.	Depreciation and Investment Credit for Federal Income Tax Purposes
Section 23.	Damage or Destruction of Leasehold Improvements
	23.1	Tenant’s Notification
	23.2	Tenant’s Obligation
	23.3	Insurance Proceeds
	23.4	Non-Abatement of Rents and Fees
Section 24.	Condemnation
	24.1	Partial Taking
	24.2	Total Taking
	24.3	Termination of Lease
Section 25.	Hazardous Materials
	25.1	Tenant’s Compliance with Environmental Laws
	25.2	Indemnification By Tenant
	25.3	Notices
	25.4	Environmental Notices; Indemnification Notices
	25.5	City’s Right of Entry
	25.6	National Pollutant Discharge Elimination System
	25.7	Environmental Assessment
Section 26.	Post Termination Restoration of Premises
	26.1	Holdover
	26.2	Tenant’s Environmental Access Rights
	26.3	City’s Non-Waiver of Environmental Rights
Section 27.	City’s Right to Enter
Section 28.	Right of Relocation
Section 29.	Security
Section 30.	General Conditions
	30.1	Rules and Regulations
	30.2	Contract Interpretation
	30.3	Subordination
	30.4	Discrimination Prohibited
	30.5	No Exclusive Rights
	30.6	Indemnification Agreement
	30.7	Construction Inconvenience
	30.8	Ethics
	30.9	Approvals, Consents, and Notices
	30.10	Non-liability of Agents and Employees

	30.11	No Partnership or Agency
	30.12	Forum Selection
	30.13	Compliance with Law
	30.14	Force Majeure
	30.15	Non-Waiver
	30.16	Administration of Lease
	30.17	Approval of Lease
	30.18	Savings
Exhibit A	Airport
Exhibit B	Premises
Exhibit C	Option Area
Exhibit D	Other Airport Fees
Exhibit E	Performance Bond and Letter of Credit Formats
Exhibit F	Insurance Certificate Format

Double Eagle II Airport

Ground Lease

Utilicraft Aerospace Industries, Inc.

This Ground Lease (“Lease”) is made and entered into by and between the City of Albuquerque, a New Mexico municipal corporation (“City”) and Utilicraft Aerospace Industries, Inc., a corporation organized and existing under the laws of the state of Nevada (“Tenant”).

In consideration of the rights, privileges, and mutual obligations contained in this Lease, City and Tenant agree as follows:

Section 1.             Recitals.

1.1          City owns and operates through its Aviation Department the Double Eagle II Airport (“Airport”) as shown in Exhibit A located in the County of Bernalillo, State of New Mexico; and

1.2          City desires to lease to Tenant, and Tenant desires to lease from City, a certain tract of land at the Airport (“Ground”) as described in Exhibit B attached hereto, in accordance with the terms of this Lease; and

1.3          Tenant desires to construct, and City desires to allow the construction of, an aircraft manufacturing facility and related improvements to be located within the Ground area at the Airport; and

1.4          City and Tenant have the right and power to enter into this Lease.

Section 2.             Definitions. The words and phrases in this Section shall have the following definitions:

2.1          “Additional Improvements” means any fixtures, improvements, or equipment installed by Tenant as part of the Leasehold Improvements, affixed thereto in such a manner as determined by City, that they cannot be readily removed without damaging the remainder of the Leasehold Improvements and without substantially changing the character of such improvements.

2.2          “Airport Construction” means the programs of construction, reconstruction, expansion, relocation, maintenance, and repair of the various buildings, infrastructure and facilities on the Airport.

2.3          “Airport Operations Area” (“AOA”) means the public use area of the Airport including ramps, taxiways, and runways.

2.4          “Aviation Department” means the division of City responsible for operation and maintenance of the Airport.

2.5          “Bond Ordinances” means the ordinances adopted by City authorizing the issuance and sale of Airport Revenue Bonds and any successor bond ordinance(s) that may be enacted by City with respect to future series of bonds.

2.6          “Construction Commencement Date” means that date on which the construction of the aircraft manufacturing facility, along with related improvements, must commence; however, in no case shall that date be later than ninety (90) days after the Effective Date of this Lease unless agreed to in writing by both parties.

2.7          “Construction Documents” means a complete set of final plans and specifications with an anticipated construction schedule of key events and their dates with respect to the construction of the aircraft manufacturing facility and other related improvements.

2.8          “Construction Period” means that period of time in which construction of the aircraft manufacturing facility, along with other related improvements, must be completed; however, in no case shall that period of time exceed nine (9) months from the Effective Date of this Lease unless agreed to in writing by both parties.

2.9          “Contaminant” means any Hazardous Material as defined in Section 25 of this Lease.

2.10        “Contamination” means any Contaminant released into the air, soil or groundwater.

2.11        “Corrective Action” means any action to assess, monitor, remediate, or perform corrective action (which may include natural attenuation) of Contamination.

2.12        “Deferred Rent” means that Rent attributable to the Premises for the Deferred Rent Period as provided for in Section 7 of this Lease.

2.13        “Deferred Rent Period” means the first sixty (60) months from the Effective Date of this Lease.

2.14        “Development Guidelines” means the rules and regulations of the Aviation Department governing the development of the Airport, design standards, construction specifications, Double Eagle II Airport Minimum Operating Standards, and other non-technical requirements.

2.15        “Director” means the City of Albuquerque, Director, Aviation Department, or his/her authorized representatives.

2.16        “Effective Date” means the date this Lease is executed by the City’s Chief Administrative Officer.

2.17        “Environmental Agency” means any governmental agency with jurisdiction regulating any Contamination on or under the Premises.

2.18        “Extraordinary Cost” means any non-recurring expenditure or obligation of City that is allocable to the Premises including 1) any Operation and Maintenance Expense that is not a part of the normal and regular Operation and Maintenance Expenses allocable to the Premises, as determined by City, and 2) any remediation costs or penalties incurred by City as a result of the release of any Contaminant from the Premises, except to the extent caused by an act or omission of City, its contractors, employees or agents. Any Extraordinary Cost of City shall be included in Total City Expenses.

2.19        ‘Federal Aviation Administration” (“FAA”) means that agency of the United States government and any federal agency succeeding to its jurisdiction.

2.20        “First Refusal Notice” means a written notice to Tenant from City advising Tenant of City’s receipt of a qualified offer to lease all or any portion of the Option Area.

2.21        “First Refusal Right” means Tenant’s irrevocable right of first refusal to lease all or any portion of the Option Area.

2.22        “Fiscal Year” means the fiscal year, for the purposes of the Lease, which begins on July 1 and ends on June 30.

2.23        “Ground Rent” means the Rent attributable to the lease of the Ground by Tenant as set forth in Section 7 of this Lease.

2.24        “Leasehold Improvements” means those improvements constructed, reconstructed, or installed on the Premises by Tenant.

2.25        “Operation and Maintenance Expenses” (“O&M Expenses”) means current expenses, paid or accrued of operating, maintaining, and repairing the Airport.

2.26        “Option Area” means that portion of Airport real property adjacent to the Premises as set forth in Exhibit C attached hereto, and pursuant to the provisions of Section 6 of this Lease.

2.27        “Other Airport Fees” means those other fees attributable to the use of the Premises, if applicable, as set forth in Section 7 of this Lease and as defined in Exhibit D attached hereto.

2.28        “Premises” if applicable, means the Ground leased to Tenant by City as legally described in Exhibit B attached hereto, on which the Leasehold Improvements are constructed by Tenant.

2.29        “Remediation Equipment” means all equipment used or useful in connection with Corrective Action, including but not limited to groundwater monitoring, extraction, sparging wells, piping, and equipment.

2.30        “Rent” means Ground Rent and Total City Expenses as set forth in Section 7 of this Lease.

2.31        “Tenant Equipment” means the tooling, fabrication equipment, fuel tanks, fuel pumps, waste oil tanks, and related lines and equipment installed by or on behalf of Tenant on Premises, subject to the provisions of Section 15 of this Lease.

2.32        “Third Party” means that entity making a qualified offer to City to lease all or any portion of the Option Area.

2.33        “Total City Expenses” means those expenses of City that are allocable to the Premises or Leasehold Improvements and shall consist of: 1) O&M Expenses, and 2) Extraordinary Costs, if any.

2.34        “Transportation Security Administration” (“TSA”) means that agency of the United States government and any federal agency succeeding to its jurisdiction.

Section 3.             Term. The Term of this Lease (“Term”) shall begin on the Effective Date and terminate at the end of the twentieth (20th) year from the Effective Date, unless earlier terminated pursuant to any provisions of this Lease, with no further option to extend by either party.

Holding over by Tenant after the expiration of the Term, whether with or without the consent of City, shall not operate to extend or renew this Lease. Any such holding over shall be construed as a month-to-month lease on the same terms and conditions of this Lease then in effect; provided, however, that the monthly Ground Rent during such tenancy shall be equal to one hundred fifty percent (150%) of the monthly Rent paid by Tenant during the preceding month.

Section 4.              Premises. City, for and in consideration of the Rents reserved in this Lease, and each of the covenants, conditions, and agreements set forth in this Lease to be kept and performed by Tenant, hereby leases to Tenant, for its exclusive use, and Tenant hires and takes from City upon the conditions, covenants, and agreements set forth in this

Lease, all of which Tenant accepts, the Ground as described in Exhibit B, attached hereto and incorporated herein.

Tenant hereby acknowledges that it has conducted all necessary due diligence and has independently determined that the Premises is suitable for all uses permitted under this Lease. Notwithstanding anything to the contrary contained in this Lease, Tenant acknowledges that it has fully inspected the Premises in its present condition and it is understood and agreed that the Premises is being accepted as is, without any representation or warranty by City. Tenant acknowledges that City has not made any expressed or implied representations or warranties whatsoever with respect to the condition of the Premises, including without limitation any representation or warranty regarding compliance with environmental laws or the suitability for any purpose, use, or operation anticipated in this Lease. Further, Tenant acknowledges that it is entering into this Lease without relying upon any statement or representation made by City or by any agent of City.

Section 5.             Use of Premises.

5.1          Limited Use. Tenant, and its subtenants and assignees approved by City, are hereby granted the use of the Premises for only the limited purpose of aircraft and aircraft component manufacturing and assembly, and for no other purpose. Tenant further agrees that it may not use the Premises for any other purpose without City’s prior written consent, which may be withheld in City’s sole discretion.

5.2          Termination of Use. In the event that aircraft manufacturing operations are not conducted at the Premises for a period of twelve (12) months or more within any eighteen (18) month period at any time following the Construction Period (other than as a result of a remodeling, or a cause or event referred to in Section 23 or Section 24, or due to Tenant’s impending assignment of its interest in the Lease, as permitted hereinafter), thereafter City may, as its exclusive remedy, terminate this Lease and compel Tenant to vacate the Premises, remove all Tenant Equipment and other property as set forth in Section 15 and Section 19.

5.3          Warranties of Tenant. Tenant hereby represents and warrants that, upon completion of the Leasehold Improvements, the Premises and all parts thereof shall be used in full compliance with all laws and with all regulations of any governmental agencies having jurisdiction, which affect the intended use of the Premises.

Section 6.              First Refusal Right. During the Term, City hereby grants to Tenant a First Refusal Right applicable to the Option Area as shown on Exhibit C, attached hereto. This First Refusal Right pertains to a qualified offer by a third party (“Third Party”), whether an aviation related or non-aviation related entity, to lease or otherwise occupy all or a portion of the Option Area. This First Refusal Right may be exercisable upon the receipt by City of any qualified offer from a Third Party to lease the Option Area or any part thereof.

If City receives a qualified offer to lease all or any portion of the Option Area from a Third Party at fair market value, based on a current appraisal prepared by an appraiser licensed to do business in the state of New Mexico, before accepting such offer, City shall deliver written notice (“First Refusal Notice”) to Tenant of such fact, together with a copy of such offer. Within ninety (90) days after receipt of the First Refusal Notice, Tenant shall be entitled to lease the Option Area or portion thereof as applicable, under the terms and conditions provided in subsection 6.1 below, by giving notice to City in writing of the exercise of such right to do so.

If Tenant delivers written notice to City that Tenant does not desire to exercise the First Refusal Right to lease the Option Area or portion thereof as applicable, or if Tenant fails to deliver written notice that it does not desire to exercise the First Refusal Right to lease the Option Area or portion thereof as applicable to City within such ninety (90) day period, then Tenant shall be deemed to have declined to exercise the First Refusal Right to acquire the Option Area or portion thereof as applicable. If Tenant refuses or declines to exercise such First Refusal Right, then City may enter into a lease or other occupancy agreement described in the First Refusal Notice with such Third Party on the terms set forth in the offer contained in the First Refusal Notice.

6.1          Exercise of First Refusal Right. In the event that Tenant elects to exercise the First Refusal Right as provided for in Section 6 above, Tenant may lease the Option Area or portion thereof as applicable, under the then current terms and conditions as set forth by City for similar ground leases to include the following general terms and conditions:

6.1.1       Term for the Ground Lease for the Option Area or portion thereof as applicable, shall be coterminous with this Lease.

6.1.2       The rent for the Ground Lease for the Option Area or portion thereof as applicable, shall be determined pursuant to a fair market value appraisal prepared by an appraiser licensed to do business in the state of New Mexico engaged by City at the time of the exercise of the First Refusal Right.

6.1.3       There shall be no Deferred Ground Rent provision in the Ground Lease for the Option Area or portion thereof as applicable.

6.1.4       Tenant shall be obligated to commence construction of an expansion to the Leasehold Improvements that is acceptable to City, in City’s sole discretion, within six (6) months from its exercise of the First Refusal Right.

6.1.5       There shall be no additional First Refusal Right or continuation of the First Refusal Right, as defined herein.

6.2          Termination of First Refusal Right. Upon the exercise of the First Refusal Right by Tenant, or the failure by Tenant to exercise the First Refusal Right, as provided for herein, the First Refusal Right shall, without any further notification from City to Tenant, terminate as to any portion of the Option Area that did not apply to the exercise of the First Refusal Right.

Section 7.            Rents and Fees. As consideration for the rights granted to Tenant pursuant to this Lease, Tenant shall pay all Rents and Fees to City in the manner described in this Section 7.

7.1          Ground Rent. Tenant agrees to pay City for the use of the Premises and for the rights granted pursuant to this Lease, Four Thousand and 00/100 Dollars ($4,000.00) per month, Forty-Eight Thousand and 00/100 Dollars ($48,000.00) per year, based on Four Hundred and 00/100 Dollars ($400.00) per acre for ten (10) acres of ground. During the Deferred Rent Period, payments are to be made per the schedule in subsection 7.1.1 below.

7.1.1       Ground Rent Payment Schedule

	Annual Ground Rent	Annual Deferred Ground Rent	Annual Ground Rent Payable	Monthly Ground Rent Due*	Total Deffered Annual Ground Rent

1st Year	$48,000.00	$48,000.00	$-0-	$-0-	$48,000.00
2nd Year	$48,000.00	$24,000.00	$24,000.00	$2,000.00	$24,000.00
3rd Year	$48,000.00	$24,000.00	$24,000.00	$2,000.00	$24,000.00
4th Year	$48,000.00	$24,000.00	$24,000.00	$2,000.00	$24,000.00
5th Year	$48,000.00	$24,000.00	$24,000.00	$2,000.00	$24,000.00

Total Deferred Ground Rent					$144,000.00

*Monthly Ground Rent is due and payable to City on or before the first (1st) day of each month, in advance and without invoice.

All Deferred Ground Rent shall accrue to Tenant, and shall be a Rent obligation of Tenant under this Lease. Sixty (60) days prior to the last calendar day of the Deferred Rent Period, City shall provide to Tenant an invoice stipulating the deferred Ground Rent amount. Such deferred Ground Rent amount shall be due and payable to City on or before the next business day following the last calendar day of the Deferred Rent Period.

7.2          Ground Rent Adjustment. During the Deferred Rent Period, City shall determine the Ground Rent for the second five (5) year period of the Term pursuant to a fair market value appraisal of the Ground (not including the Leasehold Improvements or any Additional Improvements) prepared by an appraiser licensed to do business in the state of New Mexico engaged by City. Ground Rent will be increased by City at the end of each subsequent five (5) year period during the Term by ten percent (10%) of the increase in the fair market value of the Ground. City shall notify Tenant, in writing, of the increase in the Ground Rent at least sixty (60) days prior to the subject five (5) year period of the Term. Notwithstanding the results of any subsequent appraisals, the Ground Rent for any subsequent five (5) year period shall not be less than the Ground Rent for the immediately preceding five (5) year period of the Term.

In the event there is a conflict with FAA Grant Assurances as they pertain to the Ground Rent being imposed hereunder, City will so notify Tenant in writing, and upon sixty (60) days after such written notice, adjust the Ground Rent as is necessary to meet FAA Grant Assurance requirements.

7.3          Total City Expenses Fee. Tenant agrees to pay City for the use of the Premises and for the rights granted pursuant to this Lease, a monthly fee covering those Total City Expenses allocable to the Premises, which shall be based upon Operating and Maintenance Expenses of the Airport, as well as any Extraordinary Costs, if applicable. Total City Expenses shall be calculated annually on a per acre basis, for the operations area of the Airport. The corresponding Fee charged to Tenant shall be based only for the acreage of the Premises. City shall provide Tenant thirty (30) days written notice annually of the amount of the Total City Expenses Fee.  Tenant shall submit payment of the Total City Expenses Fee, on or before the first (1st) day of each month, in advance and without invoice, provided however, that one hundred percent (100%) of the Total City Expenses Fee allocable to the Premises shall be deferred during the Deferred Rent Period.

All deferred Total City Expenses Fees shall accrue to Tenant, and shall be a Rent obligation of Tenant under this Lease, Sixty (60) days prior to the expiration of the Deferred Rent Period, City shall provide to Tenant an invoice stating the deferred Total City Expenses Fee amount. Such deferred Total City Expenses Fee amount shall be due and payable to City on or before the next business day following the last calendar day of the Deferred Rent Period.

7.4          Other Airport Fees. Tenant’s obligation to pay Other Airport Fees shall commence on the Effective Date of this Lease and shall be due and payable by Tenant monthly for the preceding month no later than the fifteenth (15th) day of each month, unless otherwise specifically provided for in this Lease. Other Airport Fees are outlined in Exhibit D, attached hereto and incorporated herein.

7.5          Rents and Fees Prorated. If the expiration date or earlier termination of this Lease occurs on a date other than the first or last day of a calendar month, Rents and Fees shall be prorated according to the number of days in that month during which the Premises and rights were enjoyed.

7.6          Place of Payment. Tenant shall deliver payments of Rents and Fees to the office of Director, or at such other place as may be designated by City from time to time.

Payment shall be made to the order of “City of Albuquerque.”

7.7          Late Payment Fees. If Rents and Fees required by this Lease are not received by City on or before the date specified in this Lease, Tenant shall pay an interest charge to City of one and one-half percent (1 1/2%) per month (18% annually) for each month or partial month that any payment due is not received. In addition, Tenant shall pay an administrative fee to City of Fifty and 00/100 Dollars ($50.00) if City sends Tenant a late payment notice.

Section 8.              Security Deposit. Prior to the Effective Date, Tenant shall deposit at the office of Director an Irrevocable Letter of Credit (“LOC”) issued exclusively to City, or a Performance Bond (“Bond”) in a form substantially the same as Exhibit E, attached hereto and incorporated herein, in the amount of Twelve Thousand and 00/100 ($12,000.00), which amount is based on Ground Rent for three (3) months. The LOC or Bond will be held by City as security for the full and faithful performance of all the terms, covenants and conditions to be performed by Tenant under this Lease. The LOC shall be made to the order of the City of Albuquerque. The Bond shall be made payable on demand to the City of Albuquerque. The amount of the Security Deposit may increase in the event that the Ground Rent payable pursuant to this Lease increases, provided however that there will be no decrease in the Security Deposit.

The LOC or Bond shall expressly permit partial payment and shall be issued exclusively to City of Albuquerque LOCs or Bonds shall allow presentment of claims under the LOC or Bond by City by mail and shall not restrict such presentment to in-person appearances at a particular place. If a Bond is provided, such Bond shall be issued with City of Albuquerque as obligee by a surety licensed to conduct business in the State of New Mexico and which has sufficient bonding capacity for the amount of the Bond and is named in the current list of “Companies Holding Certificates of Authority as Acceptable Sureties on Federal Bonds and as Acceptable Reinsuring Companies” as published in the Federal Register by the U.S. Treasury Department or its successor agency.

Document(s) evidencing the Security Deposit shall provide that it shall remain in full force and effect for a period of sixty (60) days following termination or cancellation of this Lease, and shall allow City to make a partial draw on such Security Deposit. In the event of a partial draw, Tenant shall immediately reinstate the Security Deposit to the full amount required herein. Documents establishing the continuation or replacement of the LOC or Bond shall be received by the Aviation Department no less than thirty (30) days prior to the expiration of the existing LOC or Bond. If payments required by Tenant under the terms of this Lease are not made in accordance with the payment provisions set forth in Section 7 above, City shall have the right to forfeit, take, and use as much of such Security Deposit as may be necessary to make such payment in full and to exercise any other legal remedies to which it may be entitled. In the event Tenant fails to maintain insurance pursuant to Section 9 below, City shall be entitled to obtain such insurance, and City shall have the right to forfeit, take and use as much of such Security Deposit as may be necessary to make payment for such insurance coverage in full and to exercise any other legal remedies to which it may be entitled. The LOC or Bond shall be released by City within sixty (60) days following expiration or termination of this Lease, provided Tenant has fully performed.

City shall have the option of accepting cash security deposits. City shall not be required to place cash security deposits in interest-bearing accounts; however, should City elect to do so, City shall be entitled to all interest earned from such account as compensation for handling such account. City shall not be required to keep cash security deposits in separate accounts.

Section 9.              Insurance.

9.1          General Requirements. Tenant shall, procure and maintain in full force and effect during the Term, the insurance required in this Lease. Policies of insurance shall be written by companies authorized to write such insurance in New Mexico, and shall be on forms properly filed and approved by the Superintendent of Insurance, State of New Mexico. When requested by City, Tenant shall provide to City copies of any or all policies of insurance for the insurance coverage required in this Section 9. Policies of insurance shall be procured for all insurance required herein and coverage limits of such policies of insurance shall not be reduced or replaced in part or in whole by self-insurance, including self-insurance retention amounts, except as provided hereinafter.

If Tenant sublets, or assigns or otherwise transfers any interest in any part of this Lease, Tenant shall include all transferees in Tenant’s insurance policies or require such transferees to secure insurance to cover all hazards arising from Tenant’s use of the Airport.

Tenant shall not violate the terms or conditions of insurance policies required to be furnished by Tenant. Tenant shall promptly notify City of any claim of loss exceeding the amount of the deductible under such insurance policies, and certify that proper notice has been given the appropriate insurance carrier.

Tenant shall furnish City with certificates of insurance by sending the certificates to Director of Aviation, Albuquerque International Sunport, PO Box 9948, Albuquerque, New Mexico 87119. All insurance certificates shall provide that thirty (30) days written notice be given to Director before a policy is canceled, materially changed, or not renewed. The form of certificates of insurance shall be substantially the same as Exhibit F attached hereto. Documents establishing the continuation or replacement of insurance shall be delivered to the Aviation Department no less than thirty (30) days prior to the continuation or replacement of the insurance coverage.

9.2          Approval of Insurance. Even though a “notice to proceed” may have been given, neither Tenant nor any contractors, assignees or other transferees of Tenant shall begin any operations pursuant to this Lease until the required insurance has been obtained and proper certificates of insurance delivered to Director. Neither approval nor failure to disapprove certificates of insurance by City shall relieve Tenant or any transferees of full responsibility to maintain the required insurance in full force and effect.

9.3          Commercial General Liability including Automobile. Tenant shall procure and maintain policies of insurance for commercial general liability and vehicle liability for all vehicles used in its operation at the Airport, as further described below. All such policies of insurance shall have liability limits in amounts not less than One Million and 00/100 Dollars ($1,000,000.00)* single limit liability for bodily injury, including death, and property damage in any one occurrence. The insurance policies shall include coverage for one hundred percent (100%) of the replacement value of the Leasehold Improvements, operations, and Tenant’s contractual liability to City hereunder. Contractual liability coverage shall specifically insure the Indemnification provision of this Lease. The insurance policies shall contain “products” and “completed operations” coverage (if applicable) and shall not be written on a “claims made” form. The insurance policies shall include coverage for all use of, activities on, or operations with respect to the Airport, coverage for the use of all owned, non-owned, hired automobiles, vehicles, and other equipment, both on and off work. City reserves the right to review and modify the limits stated above at one-year intervals to give effect to the changing risk management environment and inflationary trends.

* Should Tenant require access to the Air Operations Area (“AOA”) of the Airport the limit of liability would increase to Five Million and 00/100 Dollars ($5,000,000.00).

9.3.1       Increased Limits. If, during the Term of this Lease, the legislature of the State of New Mexico increases the maximum limits of liability under the Tort Claims Act (Sections 41-4-1 through 41-4-27, NMSA 1978) to an amount greater than that required for commercial general liability including auto above, City shall be entitled to require Tenant to increase the limits of any insurance required herein to an amount equal to such increased Tort Claim Act maximum limits of liability.

9.4          All Risk Property Coverage. Tenant shall be solely responsible for obtaining insurance policies that provide all risk property coverage in an amount not less than one hundred percent (100%) of the full replacement value of Tenant’s Leasehold Improvements, the Additional Improvements, the Tenant Equipment and other improvements on the Premises. The replacement value of the Leasehold Improvements, the Additional Improvements, the Tenant Equipment and other improvements on the Premises shall be re-established at intervals of not more than three (3) years, following the end of the Construction Period, by an independent qualified appraiser employed by Tenant and approved by City.

The insurance policies required in this subsection 9.4 shall also provide coverage for the construction of temporary facilities should the Leasehold Improvements, the Additional Improvements, the Tenant Equipment or other improvements on the Premises be damaged or destroyed to such an extent that it shall be untenable.

9.5          Environmental Impairment Liability. Tenant shall be solely responsible for obtaining insurance policies that provide environmental impairment liability coverage in an amount not less than Five Million and 00/100 Dollars ($5,000,000.00) per occurrence with a clean-up cost rider of not less than Ten Million and 00/100 ($10,000,000.00).

9.6          Contractor Bond and Insurance. Tenant shall require any contractor or contractors who perform any work on the Airport on behalf of or for the benefit of Tenant, to procure a Performance Bond in the full amount of the work to be performed, as well as contractor’s commercial general liability insurance, ground vehicle liability insurance, property damage insurance and workers’ compensation insurance in amounts no less than those required of Tenant pursuant to this Lease. Tenant shall furnish Director of Aviation with evidence that the contractor has procured such Performance Bond and insurance coverage.

9.7          Builders Risk Insurance. During any period of construction or reconstruction for which Tenant contracts, Tenant shall carry, or shall require its contractor or contractors to carry, a policy of Builders Risk Insurance in an amount not less than one hundred percent (100%) of the full insurable value of the construction or reconstruction of Tenant’s improvements.

9.8          Additional Insured. City of Albuquerque shall be named as an additional insured on each insurance policy referred to in subsections 9.3, 9.4, 9.5, 9.6, and 9.7 above.

9.9          Workers’ Compensation Insurance. Tenant shall comply with the provisions of the New Mexico Workers’ Compensation Act, the Subsequent Injury Act, and the New Mexico Occupational Disease Disablement Law. Tenant shall procure and maintain during the Term of this Lease complete Workers’ and Employer’s Liability Insurance in accordance with New Mexico laws and regulations. Such insurance shall include coverage permitted under Section 52-1-10, NMSA 1978, for safety devices. In addition, Tenant shall procure and maintain Employer’s Liability Coverage in an amount not less than One Million and 00/100 Dollars ($1,000,000.00) per occurrence.

With respect to Workers’ Compensation Insurance, if Tenant elects to be self-insured, Tenant shall comply with the applicable requirements of law. If any portion of the work is to be sublet, Tenant shall require the subtenants similarly to provide such coverage (or qualify as a self-insured) for all the latter’s employees to be engaged in such work. Tenant hereby covenants and agrees that City, its officers, or employees will not be liable or responsible for any claims or actions occasioned by Tenant’s failure to comply with the provisions of this subparagraph and that the Indemnification provision of this Lease shall apply to this paragraph. It is expressly agreed that the employees of Tenant are not City employees for any purpose.

9.10        Self-Insurance Retention/Deductibles. In the event any of the insurance policies required in this Section (except as allowed by New Mexico law regarding Workers’ Compensation) contain a self-insurance retention provision (whether or not in the form of a deductible), for each such amount, Tenant shall post a bond or an irrevocable letter of credit made exclusively for the benefit of City and held by a bank authorized to do business in New Mexico which is acceptable to the Aviation Department.

9.11        Additional Requirements. Insofar as the above-described insurance provides protection against liability for damages to third parties for personal injury, death, and property damage, City shall be included as an additional insured; provided such liability insurance coverage shall also extend to damage, destruction and injury to City-owned or City-leased property and City personnel, and caused by or resulting from work, acts, operations or omissions of Tenant, its officers, agents, employees and independent contractors. City shall have no liability for any premiums charged for such coverage, and inclusion of City as an additional insured is not intended to and shall not make City a partner or joint venturer with Tenant in its operations at the Airport.

9.12        Failure to Maintain Insurance. In the event Tenant, shall, at any time, fail to have in effect the insurance required under the provisions of this Lease, such failure shall constitute an Event of Default pursuant to Section 11 below. City shall have the option, but no obligation, to secure the insurance required hereunder at the cost and expense of Tenant, providing Tenant with fifteen (15) calendar days written notice of its intention to obtain such insurance coverage. Said fifteen (15) days shall run from the date notice is received by Tenant. Tenant agrees to reimburse City for costs of such insurance plus fifteen percent (15%) thereof for administrative overhead.

Section 10.            Other Agreements.

10.1        Airport Operations Area (“AOA”) Agreement. Tenant shall be granted access to the AOA, including all roadways, taxiways, and runways, in order to perform the activities and operations anticipated under this Lease pursuant to an AOA Agreement executed by Tenant and City. Tenant and all approved subtenants, employees, and agents shall use the Premises in strict accordance with all applicable laws, regulations or guidelines concerning public or personnel access to the AOA, as same may be promulgated or amended from time to time, including without limitation such regulations as might require personnel to submit to random drug testing, background checks, and all other security precautions mandated as a prerequisite to obtaining access to the AOA. Tenant understands that if it does not enter into an AOA Agreement with City for those purposes, it is an event of default of this Lease pursuant to Section 11 below.

10.2        Concession Agreement. Tenant agrees to enter into a Concession Agreement with City, and be bound by the terms and conditions of that Concession Agreement, pertaining to the sale, or re-sale, of any item other than fully operational aircraft manufactured or assembled at the Premises. Tenant agrees that if it does not enter into a Concession Agreement with City for those purposes, it is an event of default of this Lease pursuant to Section 11 below.

Section 11.            Termination of Lease.

11.1        Termination by City: 15-Day Cure Period. This Section 11 shall govern Tenant’s failure to comply with the following provisions (hereafter “Events of Default”):

11.1.1     Pay the Rents and Fees pursuant to Section 7,

11.1.2     Provide and maintain a Security Deposit pursuant to Section 8,

11.1.3     Provide and maintain Insurance pursuant to Section 9,

11.1.4     Execute an AOA Agreement pursuant to subsection 10.1, if applicable,

11.1.5     Execute a Concession Agreement pursuant to subsection 10.2, if applicable,

11.1.6     Provide and maintain the Performance and Payment Bonds pursuant to Section 14 and Section 15.

In the event Tenant fails to comply with any or all of the foregoing for a period of fifteen (15) days after receipt by Tenant of City’s written notice of an Event of Default, City shall be entitled to terminate this Lease for Tenant’s failure to comply, provided that no notice of termination shall be effective if Tenant has fully cured all Events of Default identified in the fifteen (15) day notice prior to Tenant’s receipt of the notice of termination. Termination of this Lease will take effect immediately upon Tenant’s receipt of notice of termination unless stated otherwise in the notice of termination.

11.2        Termination by City: 30-Day Cure Period. Except for Events of Default that are addressed in subsection 11.1 above, City shall be entitled to terminate this Lease in the event of default by Tenant in the performance of any covenant or agreement herein required to be performed by Tenant and the failure of Tenant to remedy such default for a period of thirty (30) days after receiving City’s written notice to remedy the same. However, no resulting notice of termination shall be of any force or effect if Tenant has remedied all Events of Default prior to Tenant’s receipt of City’s notice of termination. Termination shall take effect immediately upon Tenant’s receipt of the notice of termination unless stated otherwise in the notice of termination.

In the event that this Lease is terminated under subsection 11.1 above, or this subsection 11.2, Tenant shall remain liable to City for damages in an amount equal to the payment obligation for outstanding Rents and Fees established for the Premises required to be paid under Section 7 of this Lease.

11.3        Termination by Tenant: 30-Day Cure Period. Tenant shall be entitled to terminate this Lease in the event of a default by City in the performance of any covenant or agreement herein required to be performed by City and the failure of City to remedy such default for a period of thirty (30) days after receiving Tenant’s written notice to remedy the same. However, no notice of termination shall be of any force or effect if City has remedied, or has diligently commenced to cure the default prior to receipt of Tenant’s notice of termination.

Section 12.            Financial Responsibility.

12.1        Taxes, Licenses, Debts. Tenant shall promptly pay all taxes and other exactions assessed or assessable and pay all license fees and permit fees applicable to Tenant’s operation, and acquire and keep current all licenses, municipal, state or federal, required as the result of Tenant’s operations at the Airport pursuant to this Lease, and shall not allow any taxes, excises or fees to become delinquent, which may accrue to the Leasehold Improvements, Additional Improvements, Tenant Equipment, or personal property situated on the Premises. Tenant shall pay promptly when due all bills, debts and obligations incurred in connection with its operations or activities on the Premises and shall not permit them to become delinquent.

12.2        Tax Payment Verification. Tenant shall provide to City, upon ten (10) days notice, and at no cost to City, any information deemed necessary by City to verify all taxes have been paid on the Leasehold Improvements, Additional Improvements, Tenant Equipment, and additional property situated on the Premises.

12.3        Liens. Tenant shall not permit any mortgage, judgment, execution or mechanic’s or materialman’s or any other lien to become attached to or be foreclosed upon the Premises or Airport real property by reasons of work, labor performed or materials or equipment furnished to Tenant in connection with the Premises.

If required by any contractor retained by Tenant, City shall provide any consent or execute any release relating to services performed or materials provided to Tenant, but only to the extent any such consent or release is consistent with the provisions hereof and does not implicate any charging of or creation of any interest in the Premises.

Section 13.            Performance by City Upon Failure by Tenant. If Tenant fails to perform, for a period of fifteen (15) days after written notice from City, any obligation required by this Lease, including its Exhibits, City may, but is not obligated to perform such obligation of Tenant and charge Tenant for the cost to City of such performance plus twenty-five percent (25%) of such cost; provided, however, that if Tenant’s failure to perform any such obligation endangers public safety and operations at the Airport, including the Premises, and City so states in its notice to Tenant, City may perform such obligation of Tenant at any time after giving such notice and charge Tenant for costs of such performance plus twenty-five percent (25%) percent of such cost. Such costs, including twenty-five percent (25%) of the costs in this Section 13 shall be considered Extraordinary Costs of City and included as part of Total City Expenses.

Section 14.            Construction of Improvements.

14.1        Improvements. Tenant, at its sole risk and expense, shall completely construct all Leasehold Improvements or Additional Improvements (“Improvements”), in strict compliance with the Aviation Department Development Guidelines, and this Section 14, and shall obtain necessary City permits, licenses, and approvals from City’s building officials or other governmental agencies as required.

14.2        Approval by Director. Tenant shall submit to Director, complete plans and specifications for all Improvements Tenant makes to the Premises and obtain written approval for same from Director prior to beginning construction and installation. Approval by Director shall concern architectural and aesthetic matters, and Director shall be entitled to reject designs submitted and require Tenant to re-submit designs until approval by Director is given. First class standards of design and construction are required, and all Improvements shall conform with the Aviation Department Development Guidelines, and all applicable laws.  City agrees to act promptly upon requests for approval of plans and specifications, and modifications thereto.

Any review or approval by Director of Tenant’s plans or any inspection by City of the Improvements work or materials, shall not be deemed to constitute a waiver or release by City of any obligation or responsibility of Tenant under this Lease, or an assumption of any risk or liability by City with respect thereto; and Tenant shall make no claim against City on account of such review, approval, or inspection.  City reviews, approvals, and inspections shall not constitute assumption by City of any responsibility for the adequacy of the design or construction.  Such responsibility shall remain totally with Tenant and Tenant’s architects, engineers, and contractors.  Tenant shall cause all Improvements authorized under this Lease to be constructed only by a contractor properly licensed by the State of New Mexico to construct such Improvements.

14.3        Construction Plans and Specifications, No Improvements of any kind shall be erected, placed, assembled, constructed or permitted on the Premises until preliminary and final plans showing the type of use, location, size, and design are prepared by an architect and/or engineer licensed to practice in the State of New Mexico and the plans have been approved by City.  Prior to the preparation of preliminary plans, Tenant shall contact Director to schedule a pre-project meeting to brief City staff on the proposed Improvements.

14.3.1     Preliminary Plans.  Tenant shall, within thirty (30) days following the Effective Date of this Lease, deliver to Director for approval four (4) sets of preliminary plans for the Improvements, prepared and stamped by an architect or engineer licensed to practice in the State of New Mexico.

Such preliminary plans shall show the full extent of the Improvements to be constructed, including but not limited to, grading, drainage, landscaping, paving, signs, structural details and utility locations, showing the relationship of the proposed Improvements to all adjacent Airport parcels, public roadways, or service roadways.  Civil engineering plans shall include drawings submitted on a scale not smaller than one (1) inch equals fifty (50) feet. Architectural plans shall include plan drawings at a suitable scale but in no event shall the scale be smaller than one sixteenth (1/16) inch equal to one (1) foot. Plans shall include complete specifications in sufficient detail for Director to determine compatibility with the Aviation Department Development Guidelines, and the overall objectives for the aesthetic character and quality of the Improvements. Architectural submittals shall include an accurate architectural perspective color rendering, including the proposed exterior color, scheme, style, materials, and wording and placement of all signs.

Within ten (10) days following receipt thereof, Director shall review such preliminary plans, and transmit to Tenant written approval or rejection thereof, in whole or in part. In the event of rejection, within fifteen (15) days after receipt of the rejection notice, Tenant shall amend such plans to comply with the items set forth in the rejection notice, and re-submit them to Director for approval. Director shall notify Tenant within ten (10) days thereafter of his decision regarding the revised plans.

Tenant warrants that City may use all plans and specifications submitted by or on behalf of Tenant, for purposes relevant to and consistent with this Lease, but for no other purposes whatsoever.

14.3.2     Final Plans and Construction Schedule. Within thirty (30) days following Tenant’s receipt of Director’s approval of the preliminary plans, Tenant shall deliver to Director for approval four (4) sets of final construction plans and specifications for construction of the Improvements, together with a schedule for construction of the Improvements. Such final plans and specifications shall substantially conform to the preliminary plans previously approved by Director and shall be submitted to Director prior to submitting the plans to other applicable agencies. There shall be no substantial changes or alterations made in said final plans and specifications after the approval by Director without the advance written approval of Director. Director’s approval of such plans shall not infer approval by other City or controlling agencies. After approval of the plans by Director, Tenant has full responsibility for obtaining all other required approvals and permits for the Improvements.

14.3.3     Modification of Final Plans. Any modifications to the approved final plans and specifications, which may be required following review by the City of Albuquerque Code Enforcement Division, the New Mexico Environment Department, the City of Albuquerque Planning Department, Albuquerque Fire Department, or other governmental agencies, shall be submitted to Director for approval prior to construction.

14.4        Permits, Licenses, and Approvals. Tenant shall, at its sole expense, obtain all necessary licenses, permits, and approvals required for construction of the Improvements on the Premises from City, state, and federal agencies. These shall include, but not be limited to:

14.4.1     Permits, licenses, and approvals for fuel storage tanks; and

14.4.2     Permits, licenses, and approvals of a) the City of Albuquerque Planning Department, Albuquerque Fire Department, and the City of Albuquerque Building and Safety Division and b) the National Board of Fire Underwriters or other similar organizations for the prevention of fire or for the correction of unhealthy or hazardous conditions; and

14.4.3     Permits, licenses, and approvals for compliance with the necessary storm water management, sediment, and erosion control requirements pursuant to the regulations of the New Mexico Environment Department; and

14.4.4     Submittal of a Notice of Intent (“NOI”) to the Environmental Protection Agency (“EPA”) prior to the start of site development and construction and shall provide, implement, and be responsible for, a Storm Water Pollution Prevention Plan (“SWPPP”) during all phases of the work. Tenant shall provide a copy of the NOI to City prior to the start of any work at the site.

Upon completion of the construction, Tenant will be responsible for submitting a Notice of Termination (“NOT”) to the EPA, and will provide a copy of the NOT to City.

14.4.5     City’s approval of Tenant’s Spill Prevention Controls and Countermeasures Plan.

14.5        Notice to Proceed, Construction Bonds, and Insurance. Director’s approval of Tenant’s final plans and specifications and time schedule shall constitute Tenant’s notice to proceed with construction of Improvements, provided that all the following requirements have been satisfied:

14.5.1     Tenant has delivered to Director for approval, and Director has approved, certificates of insurance for coverage evidencing Tenant’s construction contractor’s a) “all risk” type builders’ risk insurance coverage and workers’ compensation insurance coverage and b) compliance with the applicable insurance provisions of Section 9 above; and

14.5.2     Tenant’s construction contractor has duly executed a Labor and Materials Payment Bond with a surety authorized to do so in the State of New Mexico, in an amount equal to its contract for construction of the Improvements to insure City against loss by reason of any lien or liens that may be filed against the Premises or Airport property. Tenant shall provide City with a true copy of such executed bond, upon request by Director.

Tenant shall be solely responsible for payment and pay promptly, as due, all persons supplying labor and materials to such contractor for ail elements of such construction of Improvement on the Premises. Tenant shall keep the Premises free and clear of all mechanics liens resulting from any construction thereto by or on behalf of Tenant and shall permit no lien or claim to be filed or prosecuted against City on account of any such construction or materials furnished. Tenant may contest the correctness or validity of any such lien, but Tenant shall indemnify, defend, and hold harmless City, its elected representatives, officers, agents, and employees, and the Premises from any and all claims and liability for payment of any such lien, or attorneys’ fees; and

14.5.3     Tenant has delivered to Director a Performance Bond executed by Tenant’s construction contractor and a surety acceptable to City, in a form acceptable to City, securing contractor’s performance of its obligations relating to the construction of the Improvements, in an amount equal to the value of its construction contract, naming City as obligee thereunder.  In the alternative, Tenant may, submit to Director in lieu of a Performance Bond, a deposit in an amount equal to the total value of Tenant’s construction contract, subject to the approval of City; and

14.5.4     Tenant has obtained at its sole expense all necessary licenses and permits required for construction of Improvements on the Premises; and

14.5.5     Tenant shall submit to Director a copy of the building permits issued to Tenant by the City of Albuquerque Building Inspection Division; and

14.5.6     Tenant shall notify Director of Tenant’s intention to commence construction of the Improvements at least forty-eight (48) hours before commencement of such work or delivery of any material to be used in such work at the Premises.

14.6        Contractor Indemnification. Tenant shall include in all construction contracts entered into in connection with the construction of the Improvements, a provision requiring the contractor and subcontractors to indemnify, hold harmless, defend and insure Airport, City, and their directors, officers, councils, employees, from and against the risk of legal liability for death, injury or damage to persons or property, direct or consequential, arising or alleged to arise out of, or in connection with, the performance of any or all of such construction work, whether the claims and demands made are just or unjust, unless same are caused by the negligence or willful act of the indemnified parties.

14.7        Coordination of Construction. Tenant shall cooperate with the Aviation Department in the construction of the Improvements. Tenant agrees that all construction and installation of said Improvements at the Airport shall be accomplished without interfering with other users of the Airport.

Tenant shall be responsible for obtaining and paying for any temporary utilities needed during construction of the Improvements.

Tenant and its construction contractor and subcontractors shall at all times keep the construction sites and surrounding areas clean, orderly, safe, free of accumulated construction debris and waste materials, and shall be solely responsible for removal of all construction debris and waste materials to a suitable licensed landfill off the Airport.

14.8        Delay in Completion. The construction of the Improvements to the Premises must be completed within the Construction Period as defined in subsection 2.11 of this Lease and as further outlined in Tenant’s schedule for construction. Completion of the Improvements after those dates shall be subject to assessment of liquidated damages in the amount of One Thousand and 00/100 Dollars ($1,000.00) per day payable to City by Tenant. A delay in the completion of the construction of the Improvements beyond the time allowed must be approved, in advance, in writing, by Director.

14.9        Certificate of Occupancy. Within ten (10) days after the completion of the construction of the Improvements, Tenant shall submit a copy of the Certificate of Occupancy to Director. Within ten (10) days after receipt of the Certificate of Occupancy, Director may schedule an inspection of the Improvements to be accompanied by Tenant for purposes of confirming compliance with the final plans and any subsequent modifications to the final plans.

14.10      As-Built/Certified Drawings. Within sixty (60) days after receipt of a Certificate of Occupancy, the Tenant shall furnish to City, one (1) set of original reproducible record drawings on reproducible mylar sheets (twenty-four (24) inches by thirty-six (36) inches) showing the “as-built” improvements, and one (1) set of first generation plain bond photo copy. Certified drawings shall be dated and stamped by the engineer or architect of record. A complete set of digital format Auto CAD 2000 or earlier version drawings, reflecting the same information as the certified drawings, shall be delivered at the same time. Delivery of the Auto CAD drawings shall be on CD (compact disc), along with necessary printing/plotting information to allow City to reproduce drawings as originally designed. If Tenant fails to provide said “as-built” drawings, City may hire a registered architect or registered engineer to provide the same and shall recover the cost of the said drawings, plus a fifty percent (50%) overhead administrative fee, from Tenant. Upon request of City, Tenant shall inspect the Improvements jointly with City to verify compliance with the “as-built” drawings.

14.11      Improvements by Tenant to Remain Throughout Term. All of Tenant’s Improvements, pursuant to this Section 14 shall remain on the Premises throughout the Term, unless otherwise approved in writing by Director.

14.12    Ownership of Improvements. All Improvements existing or constructed on the Premises by Tenant, shall be owned by Tenant until expiration of the Term or the earlier termination of this Lease.  Tenant shall not, however, remove any of the Improvements from the Premises, nor waste, destroy, demolish or alter any of the Improvements on the Premises except as permitted by this Lease. All improvements on the Premises at the expiration of the Term, or the earlier termination of this Lease, shall, without compensation to Tenant, become the property of City, provided Tenant shall have the right to remove any and all trade fixtures, fixtures, or similar improvements on the Premises provided for in Section 20, but Tenant shall repair all damage to the Premises or Improvements caused by such removal. Except as otherwise expressly provided in this Lease, upon expiration of the Term or the earlier termination of this Lease, the Improvements shall become the property of City free and clear of any and all rights to possession and all claims to or against them created by Tenant.

14.13      Removal of Unapproved Improvements. Improvements made on the Premises without Director’s written approval as required under this Section 14 or portions of the Improvements that are not constructed as indicated and specified on approved plans will be considered to be unapproved Improvements constructed in violation of the provisions of this Lease. Unapproved Improvements shall be removed by Tenant, at Tenant’s sole expense, within ninety (90) calendar days after Tenant’s receipt of written notice to do so from Director.

14.14      Future Improvements. Tenant shall make no alterations to the Premises, following completion of the construction of the Improvements, nor construct additional improvements upon the Premises without the prior written approval of Director, in accordance with the procedures as set forth in this Section 14.

Section 15.            Tenant Equipment.

15.1        Provision of Tenant Equipment. Tenant, at its sole risk and expense, shall procure and completely construct or install the Tenant Equipment, on and in the Leasehold Improvements and the Premises, in strict compliance with the Aviation Department Development Guidelines, and this Section 15, and shall obtain necessary City permits, licenses, and approvals from City’s building officials or other governmental agencies as required.

15.2        Installation/Construction of Tenant Equipment. Installation or construction of Tenant Equipment on the Premises shall comply with the Aviation Department Development Guidelines. Notwithstanding anything in this Lease to the contrary, any approval or inspection by City of the Tenant Equipment, shall not be deemed to constitute a waiver or release by City of any obligation or responsibility of Tenant under this Lease, or an assumption of any risk or liability by City with respect thereto; and Tenant shall make no claim against City on account of such review, approval, or inspection.  City reviews, approvals, and inspections shall not constitute assumption by City of any responsibility for the adequacy of the design, construction, or installation of Tenant Equipment. Such responsibility shall remain totally with Tenant and Tenant’s architects, engineers, and contractors.

15.3        Installation/Construction Bonds. Tenant shall be allowed to proceed with the installation/construction of Tenant Equipment, provided that all the following requirements have been satisfied:

15.3.1     Tenant has delivered to Director for approval, and Director has approved, certificates of insurance for coverage evidencing Tenant’s installation/construction contractor’s a) “all risk” type builders’ risk insurance coverage and workers’ compensation insurance coverage and b) compliance with the applicable insurance provisions of Section 9 above; and

15.3.2     Tenant’s installation/construction contractor has duly executed a Labor and Materials Payment Bond with a surety authorized to do so in the State of New Mexico, in an amount equal to its contract for the installation/construction of the Tenant Equipment to insure City against loss by reason of any lien or liens that may be filed against the Premises or Airport property. Tenant shall provide City with a true copy of such executed bond, upon request by Director.

Tenant shall be solely responsible for payment and pay promptly, as due, all persons supplying labor and materials to such contractor for all elements of such installation/construction of Tenant Equipment on the Premises. Tenant shall keep the Premises free and clear of all mechanics liens resulting from any installation/construction thereto by or on behalf of Tenant and shall permit no lien or claim to be filed or prosecuted against City on account of any such installation/construction or materials furnished. Tenant may contest the correctness or validity of any such lien, but Tenant shall indemnify, defend, and hold harmless City, its elected representatives, officers, agents, and employees, and the Premises from any and all claims and liability for payment of any such lien, or attorneys’ fees.

On or before the installation of the Tenant Equipment, Tenant shall deliver to Director, a Performance Bond executed by Tenant’s installation/construction contractor and a surety acceptable to City, in a form acceptable to City, securing installation/construction contractor’s performance of its obligations relating to the installation/construction of Tenant Equipment, in an amount equal to the value of its installation/construction contract, naming City as obligee thereunder. In the alternative, Tenant may, submit to Director in lieu of a Performance Bond, a deposit in an amount equal to the total value of Tenant’s installation/construction contract, subject to the approval of City.

15.4        Installation/Construction Indemnification. Tenant shall include in all installation/construction contracts entered into in connection with any or all of the installation/construction of Tenant Equipment,a provision requiring the contractor and subcontractors to indemnify, hold harmless, defend and insure Airport, City, and their directors, officers, councils, employees, from and against the risk of legal liability for death, injury or damage to persons or property, direct or consequential, arising or alleged to arise out of, or in connection with, the performance of any or all of such installation/construction of Tenant Equipment, whether the claims and demands made are just or unjust, unless same are caused by the negligence or willful act of the indemnified parties.

15.5        Ownership of Tenant Equipment. Tenant Equipment shall at all times remain the property of Tenant and unless expressly agreed to in writing by City, ownership of such equipment shall not pass to City at any time during the Term, or at the expiration or earlier termination, of this Lease by virtue of such equipment being installed at the Premises.

Section 16.            Operational Requirements. Tenant hereby acknowledges and understands it shall use the Premises and operate its business in compliance with all requirements of this Lease. In particular Tenant shall:

16.1        Conduct a continuing program of improvement of the Premises adequate to maintain the Premises in a first-class condition during the Term.

16.2        Provide and maintain the Tenant Equipment and such personal property,

equipment and trade fixtures as it needs to operate its business as a first-class facility. Tenant shall remove such equipment at the expiration or earlier termination of this Lease.

16.3        Procure from all governmental authorities, including City, having jurisdiction over the operations of Tenant at the Airport, all licenses, certificates, permits or other authorizations which may be necessary to conduct its operations or any activity authorized by this Lease.

16.4        Promptly cancel and discharge as of record any and all liens in any way arising out of its occupancy or use of the Premises or the exercise of its rights hereunder.

Section 17.           Maintenance by City. City shall have no duty or obligation whatsoever to maintain any portion of the Premises, the Leasehold Improvements, the Additional Improvements, the Tenant Equipment, or any personal property thereon.

Section 18.           Maintenance and Utilities by Tenant.

18.1        Operational Maintenance. During the Term, it shall be the obligation of Tenant, without cost to City, to maintain the Premises in accordance with the Operational Requirements set forth in Section 16 above.

18.2        Improvement Maintenance. During the Term, Tenant shall perform, at its sole expense, ordinary preventative maintenance and ordinary unkeep and repair, to maintain in good repair and condition all portions of the Premises, the Leasehold Improvements, the Additional Improvements, the Tenant Equipment, or any personal property thereon.

18.3        Janitorial Maintenance. Tenant shall at all times keep its Premises, Leasehold Improvements, Additional Improvements, Tenant Equipment, or any personal property neat, orderly, sanitary, and presentable. Tenant shall furnish its own janitorial services at the Premises and shall cause to be removed at the expense of Tenant from the Premises all waste, garbage, and rubbish, and agrees not to deposit the same on any part of the Airport. City shall be entitled to remove the refuse of Tenant from the Premises and charge Tenant a reasonable fee if Tenant fails to remove such refuse within one (1) day after receiving written or verbal notice from City of improper disposal.

18.4        Utilities. All utility services to the Premises shall be separately metered and Tenant shall receive bills directly from utility providers and promptly pay for all such services when due. During the Term, City shall not be liable to Tenant for any interruption in or curtailment of any utility service. City shall not be liable for damages to persons or property for any such interruption, nor shall such interruption in any way be construed as cause for Rents and Fees to abate or operate to release Tenant from any of its obligations hereunder, except that, if the interruption is caused solely by the act or omission of City and the interruption continues for more than seventy-two (72) hours, Rents and Fees will be abated for the duration of the interruption.

Section 19.            Tenant Improvements and Personal Property.

19.1        Tenant Improvements. Tenant shall not make any modifications or changes to the completed Leasehold Improvements or construct any further improvements to the Premises without the prior written approval of Director, and then only in accordance with such designs and plans as approved by Director. Tenant shall provide and install all Tenant Equipment, personal property, and trade fixtures necessary for the operation of the business activities defined and allowed under this Lease only with the prior written approval of Director, All alterations, additions, or improvements made by Tenant which are made a part of the Premises including Tenant Equipment, signs, trade fixtures, display furnishings, and satellite communication equipment used on the Premises and furnished by Tenant will be removed by Tenant and any damage to the Premises associated with such removal shall be repaired by Tenant.

19.2        Personal Property. All personal property installed, erected, or placed by Tenant in, on, or about the Premises shall be, and shall remain the property of Tenant, except as otherwise provided herein. Tenant shall have the right at any time during the Term to remove any or all of such personal property, subject to Tenant’s obligation to repair damage, if any, resulting from such removal.

Section 20.            Surrender of Premises. Tenant covenants and agrees that on expiration of the Term, or earlier termination as provided in this Lease, Tenant will peaceably surrender possession of the Premises in good condition, reasonable wear and tear, acts of God, fire, and other casualties excepted, and City shall have the right to take possession of the Premises. City shall not be required to give notice to quit possession at the expiration date of the Term.

20.1        Removal of Personal Property. Tenant shall have the right, on expiration of the Term or earlier termination as provided in this Lease, and within thirty (30) days thereafter, to remove or dispose of all trade fixtures and equipment and other personal property placed by it at its expense, in, on, or about the Premises, subject to any valid lien that City may have thereon for unpaid rents or fees. Tenant shall not be entitled to remove non-trade fixtures without the advance written consent of Director.

20.2        Removal Damages. In the event Tenant removes their trade fixtures and equipment and other personal property described in subsection 20.1 above, and/or remove their non-trade fixtures, Tenant shall repair any damage to the Premises caused by such removal. Removal shall be at Tenant’s expense.

20.3        Ownership of Fixtures Not Removed. In the event Tenant fails to remove its property by the expiration of this Lease, City shall have the options of a)

removing Tenant’s property at Tenant’s expense but only in the event Tenant takes possession of such property immediately upon such removal; or b) taking title to Tenant’s property in lieu of removal on behalf of Tenant. In the event City takes title to such property, City shall be entitled to all proceeds of sale of such property as liquidated damages for the breach of Tenant’s covenant to remove.

Section 21.            Signs.

21.1        Criteria. Tenant agrees to adhere to the signage criteria set out in the Aviation Department Development Guidelines.

21.2        Installation. Tenant agrees not to erect, maintain or display, without the prior written consent of Director, and when so required by law, approvals of any governmental agency or City agency, any placards, signs or any form of advertising on the Premises or elsewhere at the Airport. Any placard, sign or other form of advertising erected, maintained or displayed without such written consent may be removed by City at Tenant’s expense.

21.3        Removal. During the Term, Tenant shall not be required to remove its signs unless required to do so by any applicable law enacted subsequent to the date hereof. Tenant may at any time remodel or replace the sign facia to conform to Tenant’s then standard signage so long as such signage does not violate any applicable law or the signage criteria set forth in the Aviation Department Development Guidelines and provided further that Director has provided written consent to such signage. Tenant shall remove all signs erected by Tenant at the expiration of the Term or earlier termination of this Lease, and shall repair any damage caused by such removal.

21.4        Signage Indemnification. Tenant hereby agrees to indemnify, defend and hold harmless City from and against any claims, suits, costs and expenses (including reasonable attorneys’ fees) resulting from or in any way connected with a claim by any third party that Tenant’s signage violates or infringes any trademark, trade name, or copyright held by such third party.

Section 22.            Depreciation and Investment Credit for Federal Income Tax Purposes. In order to preserve the tax exempt status of City Airport Revenue Bonds, it is a condition of this Lease that Tenant, its successors and assigns in interest under this Lease hereby agrees that for federal income tax purposes, a) it shall not claim depreciation or any investment credit, and b) it shall make and file an irrevocable election not to claim depreciation or an investment credit, with respect to the Premises furnished by City. Tenant agrees to send a copy of its election to the office of Director.

City agrees that it will provide such consents, releases or other similar assurances to any third-party providing financing, whether for purchase, lease or other similar transaction, for the construction of any facility on the Premises as may be necessary to permit such third-

party any available tax advantages, so long as such can be provided in a manner consistent with the conditions set out in this section.

Section 23.            Damage or Destruction of Leasehold Improvements.

23.1        Tenant’s Notification. If at any time during the Term, the Leasehold Improvements, the Additional Improvements, the Tenant Equipment or other improvements on the Premises, or any part thereof, shall be damaged or destroyed by fire or other occurrence, of any kind or nature, ordinary or extraordinary, foreseen or unforeseen, Tenant shall promptly notify City in writing.

23.2        Tenant’s Obligation. If the Leasehold Improvements, the Additional Improvements, the Tenant Equipment or other improvements on the Premises are damaged by a fire or other casualty, Tenant shall bear the cost to repair, restore, replace, or rebuild the same as nearly as possible to its value, condition, and character immediately prior to such damage or destruction. In addition, Tenant shall bear the cost for the construction of temporary facilities similar in nature to the Leasehold Improvements, the Additional Improvements, the Tenant Equipment or other improvements should the Leasehold Improvements, the Additional Improvements, the Tenant Equipment or other improvements on the Premises, be damaged or destroyed to such an extent that it shall be untenable by Tenant. Tenant shall apply all insurance proceeds paid on account of such damage or destruction under the policies of Insurance required in Section 9, including the insurance proceeds necessary for the construction of a temporary facility similar in nature to the Leasehold Improvements, the Additional Improvements, the Tenant Equipment or other improvements.

23.3        Insurance Proceeds. If the insurance proceeds are not sufficient to pay the entire cost of such repairs or rebuilding, or for the construction of a temporary facility similar in nature to the Leasehold Improvements, the Additional Improvements, the Tenant Equipment or other improvements on the Premises, Tenant shall pay the amount of any such deficiency and shall apply the same to the payment of the cost of the repairs or rebuilding, or the costs for the construction of a temporary facility similar in nature to the Leasehold Improvements, the Additional Improvements, the Tenant Equipment or other improvements and City shall not be obligated to make any payment, reimbursement, or contribution towards such costs. In the event the cause of the damage or destruction is by risk, which is or was uninsurable, then Tenant shall have the same responsibility to provide the funds necessary to pay the cost of the repairs or rebuilding or the costs for construction of a temporary facility similar in nature to the Leasehold Improvements, the Additional Improvements, the Tenant Equipment or other improvements.

23.4        Non-Abatement of Rents and Fees. During any such period of repair, rebuilding, or construction as described in subsection 23.2 above, Rents and Fees pursuant to this Lease, shall continue and Tenant shall not be entitled to an abatement of said Rents and Fees.

Section 24.            Condemnation.

24.1        Partial Taking. In the event less than all of the Premises is taken or condemned by any competent authority, such that Tenant may reasonably continue its operations thereafter, this Lease shall remain in full force and effect with a reduction of Rents and Fees, if appropriate, commensurate with the reduced useable area of the Premises, upon the date of such partial taking.

24.2        Total Taking. In the event the entire Premises is taken or condemned by any competent authority, such that the Premises are unusable for the continuation of Tenant’s operations thereafter, then this Lease shall terminate as of the date of the total taking.

24.3        Termination of Lease. Termination of this Lease because of condemnation shall be without prejudice to the rights of either City or Tenant to recover from the condemning authority compensation and damages for the injury and loss sustained by either party as a result of such total taking.  Tenant shall have the right to make a separate claim against the condemning authority for the fair market value of the leasehold estate. In the event that the law at the time of the condemnation does not provide allow for separate condemnation awards for landlords and tenants, then Tenant shall be entitled to receive the portion of the condemnation award allocable to the leasehold estate and the remainder of the award shall be paid to City.

Section 25.            Hazardous Materials.

25.1        Tenant’s Compliance with Environmental Laws. Tenant shall at all times in all respects comply with all environmental laws, and any amendments thereto affecting Tenant’s operation on the Airport, including all federal, state and local laws, ordinances and regulations relating to Hazardous Materials as defined in subsection 25.2 below.

25.2        Indemnification by Tenant. Tenant shall not cause or permit any Hazardous Material, as defined below in this Lease, to be brought upon, kept or used in or about the Premises by Tenant, its agents, employees, contractors, subcontractors, licensees, or invitees without the prior written consent of City.

As used herein the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of New Mexico or the United States government. The term “Hazardous Material”

includes, without limitation, any material or substance which is 1) defined as a “Hazardous Waste,” under Section 74-4-3 of the New Mexico Statutes (NMSA 1978), 2) designated as a “Hazardous Substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 USC Section 1317), 3) defined as a “Hazardous Waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 USC Section 6901 et seq. (42 USC Section 6903) or 4) defined as a ‘‘Hazardous Substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC Section 9601 et seq. (42 USC Section 9601).

City shall not unreasonably withhold or delay consent if Tenant can demonstrate to City’s reasonable satisfaction that such Hazardous Material is necessary or useful to Tenant’s business and will be used, kept and stored in a manner that complies with all laws regulating any such Hazardous Material so brought upon, used or kept in or about the Premises.

If Tenant breaches the obligations stated in the preceding paragraph, or if the presence of Hazardous Material on the Premises caused or permitted by Tenant results in Contamination of the Premises or Airport, or if Contamination of the Premises or Airport by Hazardous Material otherwise occurs for which Tenant is legally liable to City for damage resulting from such Contamination, then Tenant shall indemnify, defend and hold City harmless from any claims, judgments, damages penalties, fines, costs, liabilities or losses (including but not limited to, diminution in value of the Premises and sums paid in settlement of claims, reasonable attorney’s fees, consultant fees and expert fees) which arise during or after the Term as a result of such Contamination. This indemnification of City by Tenant includes, but is not limited to, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the air, soil, ground water on or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Material on the Premises caused or permitted by Tenant results in any Contamination of the Premises, Tenant shall promptly take all Corrective Actions at its sole expense as are necessary to clean up the Premises to the extent required by an Environmental Agency and/or any other government agency having jurisdiction. Tenant shall, in consultation with City, determine the schedule, technique, method, and design of the Corrective Action, subject to Environmental Agency and/or other governmental agency requirements and approval; and Tenant may contest and appeal any Environmental Agency and/or other governmental agency decision or directive.

Tenant shall not have any liability to City for any environmental, investigatory, monitoring, or cleanup costs except as ordered by a federal, state, or local agency of competent jurisdiction. In the event such an order is issued, City shall immediately notify Tenant and provide them the opportunity to negotiate with the acting government authority and enter the Premises to conduct investigatory, monitoring, or cleanup work. In the event Tenant is responsible for any investigatory remediation or cleanup work on the Premises after termination of the Term, Tenant shall have the right to enter the Premises for performance of such obligation.

The indemnification required by this subsection 25.2 shall not apply to any Hazardous Material existing on, under or about the Lease Property prior to the Effective Date. However, the parties recognize that there has been no environmental assessment establishing the presence or absence of any Hazardous Material on, under or about the Premises as of the Effective Date of this Lease. Even so, the parties agree that, as of the Effective Date of this Lease, they are not aware of the existence of any Hazardous Material on, under or about the Premises.

25.3        Notices. Tenant shall immediately notify City in writing of any enforcement, cleanup, removal or other governmental or regulatory action instituted, completed or threatened pursuant to any Hazardous Materials laws related to its operations on the Premises. Except as otherwise provided in Section 25, Tenant shall also supply to City as promptly as possible, and in any event within ten (10) business days after Tenant first receives or sends the same, with copies of all claims, reports, complaints, notices or warnings or asserted violations relating in any way to the Premises or Tenant’s use thereof.

25.4        Environmental Notices; Indemnification Notices. Tenant shall provide City with a copy of any written release reports that Tenant is required to submit to any Environmental Agency with respect to releases of any and all Hazardous Materials and/or Contaminants at the Premises during the Term. Tenant shall, within twenty-four (24) hours, provide City written notification of liquid petroleum product releases that enter the storm drains, soil, or groundwater on or under the Premises at a level that constitutes a reportable quantity, as this quantity is determined by the State of New Mexico. City and Tenant each shall promptly provide the other with a copy of a) any claim or demand for Corrective Action that any Environmental Agency issues and b) any other claim giving rise to either party’s indemnification obligations under subsection 25.2 above, or subsection 25.6 below.

25.5        City’s Right of Entry. During the Term, Director, or those authorized by Director, shall have the right of entry to test and determine the extent of any Contamination of the Premises. Entry for this purpose shall be provided in writing to Tenant with advance notice, at reasonable times, except in case of emergency, and shall not unreasonably interfere with Tenant’s use of the Premises.

25.6        National Pollutant Discharge Elimination System. Tenant shall comply with all federal and state regulations governing the National Pollutant Discharge Elimination System (NPDES) and applicable sections of Airport’s Storm Water Pollution Prevention Plan, including all future amendments of said regulations and procedures as may be adopted by federal, state or local agencies.

25.7        Environmental Assessment. Tenant shall cause an environmental assessment to be conducted on the Premises, with a copy provided to Director, at Tenant’s sole cost, within thirty (30) days after the expiration or earlier termination of the Term. Tenant shall be responsible for and shall be required to, at Tenant’s sole cost and expense, remediate any Contamination identified by such environmental assessment at the expiration or earlier termination of the Term unless Tenant can provide Director sufficient evidence, to Director’s sole satisfaction, that either Contamination existed prior to Tenant’s occupancy and operation at the Premises, or was not caused, in any part, by Tenant.

Section 26.            Post Termination Restoration of Premises.

26.1        Holdover. If Tenant requires possession of the Premises after the Term in order to a) remove its improvements, b) install Remediation Equipment, or c) perform other Corrective Action that would materially impair ingress, egress, parking, business operations, or City’s use of the Premises or if any law or governmental or court order requires Tenant to be in possession of the Premises, this Lease will not be considered to be renewed. Instead, Tenant will be considered to be in possession of the Premises under a month-to-month holdover tenancy (“Holdover Tenancy”) until Tenant can surrender the Premises to City in a condition that will not materially impair City’s use of the Premises, as determined by City. The Holdover Tenancy will be on the terms contained in this Lease, except that the amount of Rent paid by Tenant during such holdover period shall a) not exceed one hundred and fifty percent (150%) of the Rent paid by Tenant during the preceding month, and b) shall be in place for one (1) year after the end of the Term. After such one (1) year period, Rent shall be determined solely by City.

Alternatively, at City’s request, Tenant may remove Remediation Equipment from the occupied portions of the Premises at Tenant’s sole cost and expense, provided the removal of such Remediation Equipment will not hinder any Corrective Action or violate any law.

26.2        Tenant’s Environmental Access Rights. If, upon surrender of the Premises to City, any of Tenant’s Remediation Equipment remains on the Premises, Tenant and its representatives and contractors will have access to the Premises during normal business hours and business days, to a) install additional Remediation Equipment, b) maintain, modify, monitor, operate, repair, and abandon Tenant’s Remediation Equipment, and c) verify to the Environmental Agency that Tenant’s Corrective Action has been completed. Tenant or its representative or Contractor shall give City at least two (2) business days prior written notice of its exercise of the access right and attempt to minimize, to the extent reasonably possible, any interference with the operation of any business conducted at the Premises, except in the case of an emergency, as determined by Tenant. In conducting its operations at the Premises after the Term, City shall attempt to minimize, to the extent reasonably possible, any interference with Tenant’s Corrective Action. Tenant’s access rights include the right to have service trucks on the Premises. The access rights will terminate when a) the Environmental Agency issues a letter to Tenant stating that, based on certain assumptions and conditions, no further Corrective

Action will be necessary and b) Tenant removes or closes its existing Remediation Equipment. But if, after the Environmental Agency issues the letter, the Environmental Agency requires Tenant to perform further Corrective Action, then the access rights hereunder will resume.

26.3        City’s Non-Waiver of Environmental Rights. Any waiver of any provision of Section 26, or a delay by City in the enforcement of any right hereunder, shall neither be construed as a continuing waiver, nor create an expectation of non-enforcement of that or any other provision or right. In order to be effective, any waiver of any right, benefit, or power hereunder must be in writing and signed by an authorized representative of City, it being intended that no waiver shall be implied by the City’s conduct or failure to act. Any specific written waiver shall be applicable only to the particular facts and circumstances thereby addressed and shall not be of any effect with respect to future events, even if any of said future events involve substantially similar circumstances. Any remedies provided for in this Article shall be cumulative and in addition to, and not in lieu of, any other remedies available to the City at law, in equity, or otherwise.

Section 27.            City’s Right to Enter. City, by its authorized officers, employees, agents, contractors, subcontractors, and other representatives, shall have the right, but not the obligation, at such times as may be reasonable under the circumstances and with as little interruption of Tenant’s operations as is reasonably practicable, to enter upon the Premises, accompanied by an authorized representative of Tenant, if practicable, for the following purposes:

a)             to inspect the Premises, the Leasehold Improvements, and/or systems to determine whether Tenant is in compliance with the terms and conditions of this Lease, including inspection for safety, fire protection or security purposes;

b)            to perform, upon fifteen (15) days written or verbal notice, such maintenance, cleaning, or repair as City reasonably deems necessary;

c)             City shall have the right to enter upon the Premises to show and tour the Premises with prospective tenants for the Premises and government officials, including but not limited to airport officials and elected officials.

Section 28.            Right of Relocation. City shall have the right to relocate the Premises if necessary to accommodate the overall growth of the Airport. The need for such relocation shall be determined solely by Director. In the event relocation becomes necessary, Tenant shall be assigned a replacement area, which is generally equivalent in size and amenities to the Premises. Should Tenant disagree with the replacement location, Tenant shall have the right, within thirty (30) calendar days of receipt of Director’s written notice of impending relocation, to provide written notice to Director that Tenant disagrees with the replacement location. Upon such notice by Tenant, the parties shall, for a period not to exceed thirty (30) days from the date of such notice, negotiate in good faith in an attempt to resolve the matter to the satisfaction of both parties; however, if for any reason the disagreement is not resolved within the thirty (30) days, Director shall have the right to unilaterally decide the matter. In such case, Tenant may terminate this Lease, which shall be deemed an early termination of hereof, or may agree to abide by Director’s decision. Should Director serve notice to Tenant that Tenant is to be relocated or must surrender space because of reallocation, Tenant agrees that it shall take or cause to be taken any and all actions as may be required to vacate the Premises and surrender same to City not later than one (1) year after receipt of Director’s notice of his final decision. Tenant shall be responsible for moving its trade fixtures, personal property, and personnel. City will reimburse Tenant for its documented, actual, and reasonable direct costs incurred to move to the relocated area, but in no event shall City be liable for any consequential or incidental costs or damages arising out of such relocation, including, but not limited to, lost profits, lost revenues, or increased cost of doing business.

Section 29.            Security. In conjunction with Tenant’s right and privilege to use the Premises, access may be made available for Tenant’s personnel and vehicles via card reader-controlled doors and/or ramp gates to the Airport Operations Area (“AOA”), defined herein as the public use ramps, taxiways, and runways at the Airport. In order to maintain the security of restricted areas on the Airport, Tenant shall be responsible for the control of persons and vehicles entering the AOA via the ramp gates. Tenant agrees to implement and maintain, at a minimum, the following security measures with regard to access control to and from the AOA.

29.1        During all hours, access points to the AOA shall be secured and locked.

29.2        Tenant’s personnel shall challenge any persons not recognized as being authorized to have access to the AOA.

29.3        Tenant shall restrict the activities of its employees who are authorized to be in the AOA to that portion of the AOA in which such Tenant is authorized to operate.

29.4        Tenant is responsible for training its personnel in the security procedures, which are described in this Lease and in all other security procedures developed by City of which it is informed.

29.5        Tenant shall not allow any unescorted person into the AOA unless that person has a valid Airport Identification Badge. Identification Badges shall not be considered valid unless the color code of the badge corresponds with the location in which such person may enter, all as designated by City’s Aviation Department. Individuals who do not have valid Identification Badges to be present on the AOA shall be escorted at all times they are present on the AOA by a person with a valid Identification Badge. Issuance of AOA Identification Badges shall be made only by the Aviation Department and shall be at the sole discretion of the Aviation Department. AOA and other Identification Badges shall be denied to individuals not meeting security requirements.

29.6        Tenant shall participate in the Airport’s Security Program and comply with applicable security procedures including, but not limited to, the wearing of Airport Identification Badges by Tenant’s personnel, including Tenant, and clearly identifying each of Tenant’s vehicles by placing Tenant’s company name on both sides of each vehicle. Changes to the Airport Security Program shall not constitute an amendment to this Lease and City shall have no obligation to seek an amendment to this Lease in revising the provisions.

29.7        Tenant shall immediately notify the Aviation Police of any suspicious activity observed in or about the AOA.

29.8        Any unresolved questions concerning Airport security shall be directed to the Aviation Department’s Airport Security Coordinator (“ASC”).

29.9        Tenant further agree that any and all costs, penalties or fines levied against City by the FAA, TSA, or successor agency due to Tenant’s failure to abide by the security measures described herein, and/or due to security measures imposed by the FAA and/or the TSA during the Term shall be considered Total City Expenses for purposes of calculating the Rents and Fees in Section 7 of this Lease.

Director or his designated representative will periodically evaluate the procedures set forth in this Section 29, and make revisions as required to comply with City, state, or federal regulations. Failure of Tenant to fully comply with the procedures set forth in this Section 29 or as later revised shall be sufficient grounds for City to immediately take any necessary corrective measures until security, acceptable to City, is restored.

Section 30.            General Conditions.

30.1        Rules and Regulations. During the Term, Tenant shall observe and obey all rules and regulations, including Airport Security Procedures, which may be imposed from time to time by the FAA, TSA, or City, governing conduct on, and operations at the Airport. Tenant shall not violate, nor knowingly permit its agents, contractors, or employees acting on Tenant’s behalf to violate any such rules and regulations. In addition, City has or may hereafter promulgate a set of rules and regulations to be administered against all tenants at the Airport, and Tenant agrees to adhere to such rules and regulations, as may be amended by City or any government agency from time to time.

30.2        Contract Interpretation.

30.2.1     Severability. In the event any covenant, condition or provision herein is held to be invalid, illegal, or unenforceable by any court of competent jurisdiction, such covenant, condition or provision shall be deemed amended to conform to applicable laws so as to be valid or enforceable or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken. If stricken, all other covenants, conditions and provisions of this Lease shall remain in full force and effect provided that the striking of such covenants, conditions or provisions does not materially prejudice either City or Tenant in its respective rights and obligations contained in the valid covenants, conditions or provisions of this Lease.

30.2.2     Waiver. No provision of this Lease shall be deemed to have been waived by either party unless such waiver is in writing, signed by the party making the waiver and addressed to the other party, nor shall any custom or practice which may evolve between the parties in the administration of the terms of this Lease be construed to waive or lessen the right of either party to insist upon the performance of the other party in strict accordance with the terms of this Lease. Further, the waiver by any party of a breach by the other party or any term, covenant, or condition hereof shall not operate as a waiver of any subsequent breach of the same or any other term, covenant, or condition thereof.

30.2.3     Gender, Singular/Plural. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

30.2.4     Captions and Section Headings. The captions, section headings, and table of contents contained in this Lease are for convenience of reference only, and in no way limit, define, or enlarge the terms, scope, and conditions of this Lease.

30.2.5     Entire Agreement. This Lease represents the entire contract between the parties and, except as otherwise provided herein, may not be amended, changed, modified, or altered without the written consent of the parties hereto. This Lease incorporates all of the conditions, agreements, and understandings between the parties concerning the subject matter of this Lease, and all such conditions, understandings and agreements have been merged into this Lease. No prior condition, agreement, or understanding, verbal or otherwise, of the parties or their agents shall be valid or enforceable unless embodied in this Lease.

30.2.6     Relationship of Contract Documents. All documents attached to this Lease or incorporated into this Lease are complementary, and any requirement of one contract document shall be as binding as if required by all.

30.2.7     Exhibits Certificates, Documents Incorporated, and Attachments. All certificates, documents, exhibits, attachments, riders, and addenda referred to in this Lease, including but not limited to the attached exhibits, are hereby incorporated into this Lease by reference and made a part hereof as though set forth in full in this Lease to the extent they are consistent with its conditions and terms.

30.2.8     Applicable Law. This Lease shall be governed by and construed and enforced in accordance with the laws of the State of New Mexico, and the laws, rules and regulations of City of Albuquerque.

30.2.9     Successors. All covenants, representations, stipulations and agreements in this Lease shall extend to and bind the legal representatives, successors, and assigns of the respective parties hereto.

30.2.10  Governmental Rights and Powers. Nothing in this Lease shall be construed or interpreted as limiting, relinquishing or waiving any rights of ownership enjoyed by City in the Airport; except as specifically provided in this Lease; or impairing, exercising or defining governmental rights and the police powers of City.

30.2.11  Cross References. References in the text of this Lease to articles, sections or exhibits pertain to articles, sections or exhibits of this Lease unless otherwise specified.

30.2.12  Relation to Other Tenants. This Lease is separate and distinct from, and shall be construed separately from any other agreement between City and any other tenants at the Airport. The fact that such other agreement contains provisions, which differ from those contained in this Lease, shall have no bearing on the construction of this Lease.

30.2.13  Time is of the Essence. Time is of the essence in the performance of this Lease.

30.3        Subordination.

30.3.1 Subordination to Agreements with the U.S. Government. This Lease is subject and subordinate to the provisions of any agreements heretofore or hereafter made between City and the United States, relative to the operation or maintenance of the Airport, the execution of which has been required as a condition precedent to the transfer of federal rights or property to City for Airport purposes, or to the expenditure of federal funds for the improvement or development of the Airport, including the expenditure of federal funds for the development of the Airport in accordance with the provisions of the Federal Aviation Act of 1958, as amended, or in accordance with successive airport development acts. City covenants that it has no existing agreements with the United States in conflict with the express provisions hereof.

30.3.2     Other Subordination. The Premises and Airport are, and this Lease is, subject to and subordinate to the terms of all deeds from the United States of America to City, including but not limited to that certain deed from the United States of America to City dated December 15,1962, and filed for record on December 19,1962, in Volume 672 of Records, Folio 469, with the records of the County Clerk of the County of Bernalillo, New Mexico, wherein City agreed to hold title to certain property upon certain terms and which also provides that the United States may regain title should City not cure any default within sixty (60) days of notice thereof.

30.3.3     Airport Revenue Bond Ordinances. This Lease is subject to and subordinate to any and all City Ordinances codified in the Revised Ordinances of City of Albuquerque, New Mexico, 1994 pertaining to Airport Revenue Bonds payable from the net revenues from the operation of the Airport.

30.4        Discrimination Prohibited.

30.4.1     General. In the use and occupation of the Premises by Tenant, Tenant shall not discriminate against any person or class of persons by reason of race, color, religion, sex, national origin or ancestry, age, or physical or mental handicap in violation of any federal, state or local law.

30.4.2     Civil/Human Rights Laws. In the operation and use of the Premises, Tenant shall not on the grounds of race, color, religion, sex, national origin or ancestry, age, or physical or mental handicap, discriminate or permit discrimination against any person or group of persons in any manner prohibited by Title 49 CFR Parts 21, 23 and 26, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the New Mexico Human Rights Act, and the Albuquerque Human Rights Ordinance. Tenant agrees to take affirmative action to ensure that applicants are employed, and that employees are treated during employment without regard to their race, color, religion, sex, national origin or ancestry, age, or physical or mental handicap. Such action shall include, but not be limited to: employment, upgrading, demotion, or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; selection for training; and disciplinary actions and grievances. Tenant agrees to post in conspicuous places available to employees, and applicants for employment, notice to be provided setting forth the provisions of this non-discrimination clause.

30.4.3     Covenants of Tenant. Tenant, for itself, its successors in interest, and assigns, as a part of the consideration of this Lease, does hereby covenant and agree that: a) no person on the grounds of race, color, religion, sex, national origin or ancestry, age, or physical or mental handicap shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination in the use of said Lease Property, b) that in the construction of any improvements on, over, or under such land and the furnishing of services thereon, no person on the grounds of race, color, religion, sex, national origin or ancestry, age, or physical or mental handicap shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination, c) that Tenant shall use the Premises in compliance with all other requirements imposed by, or pursuant to, the New Mexico Human Rights Act, the Albuquerque Human Rights Ordinance, and 49 CFR Parts 21, 23 and 26, and as said regulations may be amended; and Tenant assures that it will undertake an affirmative action program as required by 14 CFR Part 152 Subpart E, Nondiscrimination Airport in Aid Program, to ensure that no person shall on the grounds of race, color, religion, national origin or ancestry, sex, age, or physical or mental handicap be excluded from participating in any employment activities covered in 14 CFR Part 152 Subpart E, or such employment activities covered in the New Mexico Human Rights Act, or the Albuquerque Human Rights Ordinance. Tenant assures that no person shall be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by this subpart. Tenant assures that it will require that any covered sub-organization similarly will undertake affirmative action programs and that the sub-organization will require assurance from the sub-organization, as required by 14 CFR Part 152 Subpart E, to the same effect.

30.5        No Exclusive Rights. Nothing herein contained shall be deemed to grant to Tenant any exclusive right or privilege within the meaning of FAA Advisory Circular 150/5190-5 for the conduct of any activity on the Airport.

30.6        Indemnification Agreement. Tenant covenants that it and all of its agents, servants, and employees will use due care and diligence in all of its or their activities and operations at the Airport. Tenant recognizes and agrees to the broad nature of this indemnification provision (hereafter the “Indemnification Agreement”) and voluntarily makes this covenant and expressly acknowledges the receipt of adequate compensation by City in support of this Indemnification Agreement.

30.6.1 General Indemnification. Tenant agrees to defend, indemnify and hold harmless City and its officers and employees from and against all suits, actions, claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses (including but not limited to consultants’ fees, reasonable fees of attorneys, court costs and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, brought against City because of any injury, including death at any time resulting from bodily injury, damages for care and loss of services, or damage received or sustained by any person, persons or property arising out of or resulting from any negligent act, error, or omission of Tenant, its agents or its employees arising out of the operations of Tenant’s performance, purported performance, or non-performance of this Lease or Tenant’s activities at the Premises, including without limitation any claim relating to the design or construction of the Leasehold Improvements, or any obstacle free areas, taxi lanes, taxiways or any other aircraft movement areas. Tenant specifically acknowledges that the safe movement of any aircraft at any time and at any place is the sole responsibility of the person or party moving said aircraft, regardless of the facilities or space available for said movement.

30.6.2     Costs. As used in this Indemnification Agreement, Costs shall include but not be limited to:

a)             all claims of third parties, including government agencies for damages, response costs or other relief; and

b)            the cost, expense or loss to City of any injunctive relief, including preliminary or temporary injunctive relief applicable to City; and

c)             all expenses of evaluation, testing analysis related to Hazardous Substances including fees of attorneys, engineers, consultants, paralegals and experts; and

d)            all expenses of reporting the existence of Hazardous Substances to any agency of the State of New Mexico or the United States, as required by applicable Environmental Laws; and

e)             any and all expenses or obligations including attorneys’ and paralegal fees incurred at, before or after any trial or appeal there from, or any administrative proceeding or appeal there from, whether or not taxable as costs, including without limitation, attorneys’ and paralegal fees, witness fees (expert or otherwise), deposition costs, copying and telephone charges and other expenses; and

f)             any damages, costs, liabilities and expenses which are claimed to be owed by any federal or state agency.

30.6.3     Limitations. Tenant shall not, however, in any event be required to indemnify or hold harmless City pursuant to this Section 30 with respect to any bodily injury, death or injury to or destruction of property which results from the negligence or willful misconduct of City, its agents, servants or employees.

30.6.4     Scope of Indemnification. With respect to any claims, actions, suits, damages or judgments caused by or resulting from acts, omissions or operations of Tenant, its agents, servants, or employees, Tenant shall

a)             investigate or cause the investigation of accidents involving such injuries; and

b)            negotiate or cause to be negotiated settlement of all claims made as may be deemed expedient by Tenant, and defend, or cause to be defended, suits for damages, even if groundless, false or fraudulent, brought on account of such injuries or damages against City; and

c)             pay and satisfy judgments finally establishing the liability of City in all actions defended by Tenant pursuant to this Section 30; and

d)            pay, or cause to be paid: 1) all costs taxed against City in any legal proceeding defended or caused to be defended by Tenant as aforesaid; 2) any interest accruing up to the date of payment by Tenant; 3) all premiums charged upon appeal bonds required in such proceedings; and 4) all expenses incurred by City for investigation, negotiation, and defense, including but not limited to expert witnesses and attorneys fees incurred, should Tenant fail to provide the defense and indemnification required herein.

30.6.5     Notice. City shall, promptly upon receipt of a notice of claim, give Tenant every demand, notice, summons, or other process received in any claim or legal proceeding contemplated therein. In the event City shall fail to give Tenant notice of any such demand, notice, summons, or other process received by City and such failure to give notice shall result in prejudice to Tenant in the defense of any action or legal proceeding contemplated herein, such failure or delay shall release Tenant of its liability as set forth in this paragraph insofar as only the particular claim or legal proceeding is concerned, and only to the extent of such prejudice. Nothing in this subsection 30.6.5 shall be deemed a change or modification in any manner whatsoever of the method or condition of preserving, asserting, or enforcing any claim or legal liability against City. This subsection 30.6.5 shall not be construed as a waiver of City’s immunity. The provisions of this subsection 30.6.5 shall not be construed to prohibit Tenant from seeking contribution or indemnity from any third party that may have caused or contributed to the event for which Tenant indemnified City.

30.6.6     Length of Indemnification. Tenant’s obligations and liabilities under this subsection 30.6 shall survive the early termination or expiration of the Term.

30.6.7     Assignment and Subletting. Lessees shall not assign, sublet, mortgage, or otherwise transfer, in whole or in part, any of the rights granted in this Lease without the prior written approval of City. Such approval shall not be unreasonably withheld.

30.7        Construction Inconvenience. Tenant agrees that from time to time during the Term, City shall have the right to initiate Airport Construction, including but not limited to terminal facilities, roadways, parking areas for aircraft and ground vehicles, runways, and taxiway areas. Tenant agrees that it shall not hold City (including its officers, agents, employees and representatives) liable for damages of any nature whatsoever to it due to the Airport Construction. Tenant shall hold City harmless for all damages arising out of or caused by inconveniences and/or interruptions of its business activities at the Airport, loss of business, and personal injury (including death) and property damage due to the Construction. Tenant’s waiver of its rights to make claims for damages include claims based on City’s negligence or intentional conduct and is made voluntarily. Tenant acknowledges receipt of adequate compensation by City in support of this waiver. In the event Airport Construction results in a total denial of access to the Premises by Tenant, Tenant shall be entitled to an abatement of the Ground Rent, Annual Deferred Ground Rent and Other Airport Fees provided for in Section 7 of this Lease. Abatement shall be only for each calendar day such access is denied.

30.8        Ethics.

30.8.1     Conflict of Interest. Upon execution of this Lease, or within five (5) days after the acquisition of any interest described in this Section 30 during the Term, Tenant shall disclose in writing to City whether any City Councilor, Albuquerque Airport Advisory Board member, officer or employee of City has or hereafter acquires any direct, indirect, legal, or beneficial interest in Tenant or in any contract, lease, or agreement between City and Tenant, or in any franchise, concession, right, or privilege of any nature granted by City to Tenant in this Lease or otherwise.

30.8.2     Fair Dealing. Tenant covenants and warrants that the only entity interested in this Lease is named in this Lease and that no other person or firm has any interest in this Lease, and this Lease is entered into by such Tenant without collusion on the part of such Tenant with any person or firm, without fraud and in good faith. Tenant also covenants and warrants that no gratuities, in the form of entertainment, gifts or otherwise, were, or during the Term, will be, offered or given by such Tenant, or any agent or representative of such Tenant, to any officer or employee of City with a view towards securing this Lease or for securing more favorable treatment with respect to making any determinations with respect to performing this Lease.

30.8.3     Board of Ethics and Campaign Practices. Tenant agrees to provide the Board with any records or information pertaining in any manner to this Lease, or both, whenever such records or information are within Tenant’s custody, are germane to an investigation authorized by the Board, and are requested by the Board. Tenant further agrees to appear as a witness before the Board as required by the Board in hearings concerning ethics or campaign practices charges heard by the Board. Tenant agrees to require that all subcontractors employed by Tenant for services performed for this Lease shall agree to comply with the provisions of this subsection 30.8.3. Tenant and its subcontractors shall not be compensated under this Lease for its time or any costs incurred in complying with this subsection 30.8.3.

30.8.4     Harassment. Tenant shall not harass or annoy City Councilors of the City of Albuquerque or officers or employees of City with requests for modifications resulting in more favorable treatment under this Lease than the treatment accorded other tenant.

30.9        Approvals, Consents, and Notices. All notices, consents, and approvals required by this Lease shall be in writing and shall be given by registered or certified mail by depositing the same in the U.S. mail in the continental United States, postage prepaid, return receipt requested, or by personal delivery, or by facsimile transmission to the “FAX” number given below, provided that the completed transmission is electronically verified.

Either party shall have the right, by giving written notice to the other, to change the address at which its notices are to be received. Until any such change is made, notices shall be delivered as follows:

City:	Director, Aviation Department
Albuquerque International Sunport
Certified Mail:	PO Box 9948
Albuquerque, New Mexico 87119-1048
Personal Delivery:	2200 Sunport Blvd. SE, 3rd Floor
Albuquerque, NM 87106
Telephone:	(505) 244-7700
FAX Transmission:	(505) 842-4278

Tenant:	Utilicraft Aerospace Industries, Inc.
Tenant Official:	John J. Dupont
Title:	Chairman, President-CEO
Certified Mail and	554 Briscoe Boulevard
Personal Delivery:	Lawrenceville, GA 30045
Telephone:	(678) 376-0898 x2201
FAX:	(678) 376-9093
Email Address:	idupont@utilicraft.com

30.9.1     If notice, consent, or approval is given in any other manner or at any other place, it will also be given at the place and in the manner specified above.

30.9.2     The effective date of such notice, consent or approval shall be the date of the receipt as shown by the U.S. Postal Service Return Receipt, or the date personal delivery is certified, or the date of electronic verification of the facsimile transmission, unless provided otherwise in this Lease.

30.10      Non-liability of Agents and Employees. City shall not in any event be liable for any acts or omissions of Lessees, or its agents, servants, employees, or independent contractors, or for any condition resulting from the operations or activities of Lessees, Lessees’ agents, servants, employees, or independent contractors either to Lessees or to any other person.

30.11      No Partnership or Agency. Nothing contained in this Lease is intended, or shall be construed in any respect, to create or establish any relationship other than that of City and Tenant, and nothing herein shall be construed to establish any partnership, joint venture, or association between or among City and Tenant, or any agency by or in favor of the other, or to make Tenant the general representative or agent of City for any purpose whatsoever.

30.12      Forum Selection. Any cause of action, claim, suit, demand, or other case or controversy arising from or related to this Lease shall only be brought in the New Mexico Second Judicial District Court located in Bernalillo County, New Mexico or in the United States District Court located in Albuquerque, New Mexico.  The parties irrevocably admit themselves to, and consent to, the jurisdiction of either or both of said courts. The provisions of this subsection 30.12 shall survive the termination or expiration of this Lease.

30.13      Compliance with Law. Tenant shall comply with all applicable laws, ordinances, rules, regulations and procedures of Federal, State, and local governments related to Tenant’s use of the Premises and the Airport, including, but not limited to Aviation Department rules. Tenant shall comply with all applicable provisions of the Americans with Disabilities Act of 1990 (42 U.S.C. Section 12101) and federal regulations promulgated there under (28 C.F.R. Paris 35, 36, and 37).

30.14      Force Majeure. Except as expressly provided in this Lease, neither City nor Tenant shall be deemed to be in default hereunder if either party is prevented from performing any of the obligations, other than payment of rents and fees hereunder, by reason of strikes, boycotts, labor disputes, embargoes, shortages of energy or materials, acts of a public enemy, acts of terrorism or threatened acts of terrorism, weather conditions or the results of acts of nature, riots, rebellion, sabotage or other causes similar to those enumerated for which it is not responsible or which are not within its control.

30.15      Non-Waiver. The failure of City to insist upon prompt and strict performance of any of the terms, conditions or undertakings of this Lease, or to exercise any right herein conferred, in any one or more instances, shall not be construed as a waiver of the same or any other term, condition, undertaking, right or option.

30.16      Administration of Lease. The Chief Administrative Officer of the City of Albuquerque or his authorized representative shall administer this Lease for the City of Albuquerque.

30.17      Approval of Lease. This Lease shall not become effective or binding until signed by the Chief Administrative Officer of the City of Albuquerque.

30.18      Savings. City and Tenant acknowledge that they have thoroughly read this Lease, including all Exhibits hereto, and have sought and received whatever competent advice and counsel that was necessary for them to form a full and complete understanding of all rights and obligations herein. City and Tenant further acknowledge that this Lease is the result of extensive negotiations between them and that this Lease shall not be construed against either party by reason of that party’s preparation of all or part of this Lease.

(INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, City has caused this to be executed by its Chief Administrative Officer, and Tenant has caused the same to be executed by its appropriate and authorized officers.

City of Albuquerque:

By:	/s/ James B. Lewis	Date:	3/31/05
James B. Lewis
Chief Administrative Officer

Recommended:

By:	/s/ John D. “Mike” Rice	Date:	2/19/05
John D. “Mike” Rice, Director
Aviation Department

Tenant: Utilicraft Aerospace Industries, Inc.

By:	/s/ John J. Dupont	Date:	Feb 3, 2005
John J. Dupont
Chairman, President-CEO

City of Albuquerque Business Registration No.:		pending

NM State Taxation and Revenue Taxpayer I.D. No.:		pending

Federal Taxpayer ID Number:		pending

Acknowledgments

State of New Mexico	)
) ss.
County of Bernalillo	)

This instrument was acknowledged before me this 31st day of March, 2005, by James B. Lewis, Chief Administrative Officer for the City of Albuquerque, a New Mexico municipal corporation, on behalf of said corporation.

/s/ Felicia [ILLEGIBLE]
Notary Public

My Commission Expires:
1-27-06

State of New Mexico	)
) ss.
County of Bernalillo	)

This instrument was acknowledged before me this 3rd day of February, 2005, by John J. Dupont, Chairman, President-CEO of Utilicraft Aerospace Industries, Inc., a Nevada corporation, on behalf of said corporation.

/s/ [ILLEGIBLE]
Notary Public

My Commission Expires:
4/28/2005

Exhibit A

Airport

Exhibit B

Premises

Exhibit C

Option Area

Exhibit D

Other Airport Fees

Exhibit E

Performance Bond and Letter of Credit Formats

Exhibit F

Insurance Certificate Format